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                           ASSET PURCHASE AGREEMENT

                                    among


                               H&O FOODS, INC.,

                               THE SHAREHOLDERS
                                 SET FORTH ON
                               SCHEDULE 1 HERETO

                                      and

                              RYKOFF-SEXTON, INC.,

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                          Dated as of October 26, 1995

                                TABLE OF CONTENTS

1.   Warranties, Representations and Covenants of Principals . . . . . . .1
     1.1  Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.2  Ownership. . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.3  Authority Relative to this Agreement . . . . . . . . . . . . . .2
     1.4  Financial Statements . . . . . . . . . . . . . . . . . . . . . .2
     1.5  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . .3
     1.6  Title to Assets and Absence of Encumbrances. . . . . . . . . . .3
     1.7  Real Property and Leaseholds . . . . . . . . . . . . . . . . . .4
     1.8  Tangible Personal Property . . . . . . . . . . . . . . . . . . .5
     1.9  Intellectual Property. . . . . . . . . . . . . . . . . . . . . .5
     1.10 Condition of Inventory . . . . . . . . . . . . . . . . . . . . .6
     1.11 Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . .7
     1.12 Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . .7
     1.13 Self-Insurance Reserve . . . . . . . . . . . . . . . . . . . . .8
     1.14 Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .8
     1.15 Business Records . . . . . . . . . . . . . . . . . . . . . . . 10
     1.16 Business Organization. . . . . . . . . . . . . . . . . . . . . 10
     1.17 Material Documents, Debts and Restrictive Contracts. . . . . . 10
     1.18 Licenses and Permits . . . . . . . . . . . . . . . . . . . . . 11
     1.19 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     1.20 Labor and Employment Agreements. . . . . . . . . . . . . . . . 12
     1.21 Pension and Welfare Plans. . . . . . . . . . . . . . . . . . . 13
     1.22 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     1.23 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 16
     1.24 Customer Information . . . . . . . . . . . . . . . . . . . . . 16
     1.25 Customer Relationships . . . . . . . . . . . . . . . . . . . . 16
     1.26 No Litigation. . . . . . . . . . . . . . . . . . . . . . . . . 17
     1.27 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 17
     1.28 Prohibited Payments. . . . . . . . . . . . . . . . . . . . . . 17
     1.29 General Warranties . . . . . . . . . . . . . . . . . . . . . . 17
     1.30 Notes Receivable . . . . . . . . . . . . . . . . . . . . . . . 18

2.   Warranties and Representations of Buyer . . . . . . . . . . . . . . 18
     2.1  Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     2.2  Authority Relative to this Agreement . . . . . . . . . . . . . 18
     2.3  Valid and Binding Obligation . . . . . . . . . . . . . . . . . 18

3.   Purchase and Sale of Business and Certain Assets. . . . . . . . . . 18

4.   Purchase and Sale of Real Estate. . . . . . . . . . . . . . . . . . 20


5.   Consideration Payable by Buyer. . . . . . . . . . . . . . . . . . . 20
     5.1  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . 20
     5.2  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . 21
     5.3  Accounting Standards and Procedures; Inventory Procedures. . . 22
     5.4  Post-Closing Payment Based on Cash Purchase Price. . . . . . . 24
     5.5  Accounts Receivable. . . . . . . . . . . . . . . . . . . . . . 25
     5.6  Method of Payment of Purchase Price. . . . . . . . . . . . . . 25
     5.7  Allocation of Purchase Price . . . . . . . . . . . . . . . . . 25

6.   Other Agreements of Seller and the Principals . . . . . . . . . . . 26
     6.1  Non-Competition Agreements . . . . . . . . . . . . . . . . . . 26
     6.2  Phase I Environmental Study. . . . . . . . . . . . . . . . . . 26
     6.3  Environmental Remediation. . . . . . . . . . . . . . . . . . . 26
     6.4  Roof Repair. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.5  Unsalable Inventory. . . . . . . . . . . . . . . . . . . . . . 27
     6.6  Financing Statement Matters. . . . . . . . . . . . . . . . . . 27

7.   Other Agreements of Buyer . . . . . . . . . . . . . . . . . . . . . 27
     7.1  Assumption of Specified Liabilities. . . . . . . . . . . . . . 27
     7.2  Employment of Seller's Employees . . . . . . . . . . . . . . . 28
     7.3  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 28
     7.4  Employment of Newel Howlett  . . . . . . . . . . . . . . . . . 28

8.   Closing Conditions. . . . . . . . . . . . . . . . . . . . . . . . . 28
     8.1  Conditions to Buyer's Obligations. . . . . . . . . . . . . . . 28
     8.2  Conditions to Obligations of Seller and Majority Shareholders. 31

9.   Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

10.  Expenses and Brokers. . . . . . . . . . . . . . . . . . . . . . . . 32
     10.1 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     10.2 Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

11.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

12.  Termination of Agreement and Remedies . . . . . . . . . . . . . . . 33
     12.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     12.2 Rescission . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     12.3 Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . 34
     12.4 Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     12.5 Litigation Expense . . . . . . . . . . . . . . . . . . . . . . 35


13.  Indemnification of Buyer. . . . . . . . . . . . . . . . . . . . . . 35
     13.1 Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     13.2 Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . 35

14.  Indemnification of Seller . . . . . . . . . . . . . . . . . . . . . 36
     14.1 Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     14.2 Procedure. . . . . . . . . . . . . . . . . . . . . . . . . . . 37

15.  Survival of Representations, Warranties and Covenants . . . . . . . 37

16.  Indemnification Threshold . . . . . . . . . . . . . . . . . . . . . 37

17.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38

18.  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . 38

20.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . 39


                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of this 26th day of October, 1995, by and among:

          H&O FOODS, INC., a corporation organized under the laws of the State of Nevada (hereinafter called "Seller");

          THE SHAREHOLDERS set forth on Schedule 1 hereto (collectively, the "Majority Shareholders," and who, together with Seller, are hereinafter sometimes collectively referred to as "Principals");

                                     and

          RYKOFF-SEXTON, INC., a corporation organized under the laws of the State of Delaware (the "Buyer");

                                  INTRODUCTION

     A. Seller is engaged in the business of institutional food service distribution (the "Business") to institutions located in Nevada, California and Arizona (the "Territory").

     B. The land and buildings used by Seller in connection with the Business are located in Nevada and legally described in paragraph 1.7 of the Schedule of Exceptions attached hereto as Exhibit A (the "Real Estate") and are owned by Seller.

     C. Seller desires to sell the Business and the Real Estate, including all of its customer accounts, together with all of the goodwill and other assets related thereto.

     D. Subject to and upon the terms and conditions hereinafter set forth, Buyer desires to purchase the Business and all of the goodwill and other assets related thereto, free and clear of any and all liabilities, liens, claims, and encumbrances of every kind and character whatsoever, excepting only those liabilities hereinafter expressly provided to be assumed by Buyer.

                                       AGREEMENT

     NOW, THEREFORE, in consideration of the above recitals, which are hereby made a part of this Agreement, and the following mutual promises, it is hereby agreed as follows:

     1. WARRANTIES, REPRESENTATIONS AND COVENANTS OF PRINCIPALS. To induce the making of the transaction hereinafter provided for, Principals jointly and severally represent and warrant as follows with respect to Seller, subject to any exceptions set forth in the Schedule attached hereto as Exhibit A (hereinafter called the "Schedule").

          1.1 CORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and has the corporate power to own or lease its properties and to carry on its Business as now being conducted. Seller does not own any capital stock in any corporation, is not a partner in any partnership and is not a member of any limited liability company. Seller is duly qualified to do business and in good standing in each jurisdiction in which the nature of its business requires such qualification.

          1.2 OWNERSHIP. Paragraph 1.2 of the Schedule is a complete listing of each person or entity who collectively own all of the outstanding capital stock of Seller.

          1.3 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by the Principals, including without limitation the sale, conveyance, transfer and delivery contemplated hereby:

               (a) Have been duly and effectively authorized by the Board of Directors of Seller, with respect to the Business and the assets sold by Seller hereunder;

               (b) Have been authorized and approved by all of the shareholders of Seller;

               (c) Do not and will not violate any provision of any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, or conflict with, or result in a breach of, or constitute a default under the Articles of Incorporation or By-Laws of Seller, or any material agreement or instrument to which any of the Principals is a party or by which any of them is bound. Furthermore, this Agreement constitutes a valid and binding obligation of the Principals enforceable against the Principals in accordance with its terms.

          1.4 FINANCIAL STATEMENTS. Exhibit B-1 contains the audited balance sheets of Seller as of December 31, 1994, and for the two years then ended and the related statements of income, statements of stockholders' equity and statements of cash flows for each of the fiscal years then ended December 31, 1992, 1993 and 1994 (the "Financial Statements"). Exhibit B-2 contains the unaudited balance sheets of Seller as of September 30, 1995 and September 30, 1994, and related unaudited statements of income and statements of stockholders' equity for such nine-month period (the "Interim Statements"). Exhibit B-2 also contains in comparative form the budgeted amounts and actual results for such nine-month period. The Financial Statements and the Interim Statements (i) are correct and complete in all material respects, (ii) have been prepared from the books and records of Seller, (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, except that in the case of the Interim Statements, (A) such statements are subject to year-end adjustments, (B) such statements have no footnotes and (C) the valuation of Seller's inventory as set forth on such statements is based on the lower of cost (using the average cost method of inventory valuation plus freight less the amount of the LIFO Reserve (as defined below)) or market; and (iv) fairly present the financial position of Seller on the dates indicated and the results of its operations for the periods then ended. For purposes of this Agreement, "Latest Balance Sheet" means the audited balance sheet of Seller as of December 31, 1994.

          From and after the date hereof and through the end of each month prior to the Closing Date (as such term is defined in Section 11 below), within twenty days after the end of each month, Seller will provide balance sheets as of the month then ended, and statements of income and statements of stockholders' equity for the period from September 30, 1995 through the end of such month. The financial statements delivered pursuant to the preceding two sentences are hereinafter referred to as the "Monthly Statements." Upon delivery of each Monthly Statement, Principals shall be deemed to have made the same representations and warranties with respect to such Monthly Statements as Principals made about the Interim Statements.

          Principals will cooperate with and provide to Buyer any and all other financial statements and other disclosures needed to satisfy applicable requirements of the Securities and Exchange Commission and applicable laws with respect to reporting of the transaction contemplated herein by Buyer before and after the Closing Date.

          1.5 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected or reserved against in the Financial Statements, Seller has no liabilities or obligations of any nature, whether secured or unsecured, accrued, absolute, contingent or otherwise, whether due or to become due, that would, individually or in the aggregate, materially affect the Business or the Seller. All debts, liabilities and obligations incurred after December 31, 1994 (the "Balance Sheet Date") have been incurred in the ordinary course of business, and do not and will not individually or in the aggregate have a material adverse effect upon the Business or financial condition of Seller.

          1.6 TITLE TO ASSETS AND ABSENCE OF ENCUMBRANCES. Seller owns and has good and marketable title to all Assets (as defined in Section 3 below) being sold by it hereunder (in fee simple with respect to the Real Estate), such Assets to be free and clear of any liens and encumbrances of every kind and nature. The delivery to Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good and marketable title to the Assets being sold hereunder in Buyer, free and clear of any liens and encumbrances of every kind and nature.

          The Assets to be acquired by Buyer hereunder include all assets necessary for the operation of the Business as it has been operated by Seller.

          1.7  REAL PROPERTY AND LEASEHOLDS.  There is listed in paragraph
     1.7 of the Schedule (i) a description of the Real Estate, (ii) a description of each other parcel of real property owned by, leased to or used in the Business of Seller or with respect to which Seller has executed a purchase agreement to buy or as to which Seller has an option to acquire, and (iii) a description of each lease of real property under which the Seller is a lessor, lessee, sublessor or sublessee (the "Real Estate Leases"). Except as indicated in paragraph 1.7 of the Schedule:

               (a) Seller has good and marketable, indefeasible, fee simple title to, or a valid leasehold interest in, all real property reflected in the Balance Sheet or acquired after the Balance Sheet Date, including, without limitation, the Real Estate, except for properties sold since the Balance Sheet Date in the ordinary course of business consistent with past practices;

               (b) All Real Estate Leases are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such Real Estate Lease any default or any event which with notice or lapse of time or both would constitute a default thereunder;

               (c) To the best knowledge of Principals, and except as otherwise disclosed in the structural engineering report delivered to Buyer pursuant to Section 8.1(o) hereof, the plants, buildings and structures located on the Real Estate and those reflected on the Latest Balance Sheet are in good operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of each plant, building and other structure (including without limitation, the roofs thereof), are structurally sound;

               (d) Seller currently has access to public roads or valid easements over private streets or private property for such ingress to and egress from all such real properties, including, without limitation, the Real Estate, as is necessary for the conduct of the Business of Seller, except for such access or easements which are not valid and which would not, individually or in the aggregate, have a material adverse effect on the value or present use of such property;

               (e) None of the real property, including, without limitation, the Real Estate is subject to any liens, except (i) liens disclosed on the Balance Sheet, (ii) liens for taxes not yet due or being contested in good faith (and for which adequate reserves have been established on the Balance Sheet), or (iii) liens which do not detract from the value of such property as now used, or interfere with the present use of such property; and

               (f) There are no other matters affecting any of such properties, including, without limitation, the Real Estate pending or, to the best knowledge of Principals, threatened which might reasonably be expected to have a material adverse effect on the condition of the assets, properties or business of Seller, materially interfere with any present use of such property or materially adversely affect the marketability of such properties.

          1.8 TANGIBLE PERSONAL PROPERTY. There is listed in paragraph 1.8 of the Schedule (i) a description of each item of tangible personal property (other than inventory) owned by Seller, (ii) a description of each item of tangible personal property not owned by Seller, but in the possession of or used in the Business of Seller, and (iii) a description of any leases relating to the use of each such item of tangible personal property not owned by Seller. Except as indicated in paragraph 1.8 of the Schedule:

               (a) Seller has good and marketable title to each item of such tangible personal property described in clause 1.8(i) above, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions, except for liens, if any, for personal property taxes not due and liens which do not detract from the value of such property as now used, or interfere with any present use of such property;

               (b) As to each item of such tangible personal property now leased by Seller, the present condition of each item complies with the requirements of the applicable agreement between Seller and the owner or lessor thereof;

               (c) Each item of tangible personal property listed in paragraph 1.8 of the Schedule (other than with respect to any item of beverage equipment identified in paragraph 1.8 of the Schedule which is not in Seller's physical possession) is in satisfactory operating condition and repair and is fit for Seller's current intended purposes, ordinary wear and tear excepted; and

               (d) Seller owns or otherwise has the right to use all of the tangible personal property now used by it in the operation of its Business or the use of which is necessary for the performance of any contract or letter of intent or proposal to which it is a party.

          1.9 INTELLECTUAL PROPERTY. There is listed in paragraph 1.9 of the Schedule (the "Intellectual Property") (i) a description of the items of intellectual property owned by, or used in the Business of Seller, including but not limited to, United States and foreign patents, patent applications, trade names, trademarks, trade name and trademark registrations, copyright registrations and applications for any of the foregoing and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of intellectual property. Except as indicated in paragraph 1.9 of the Schedule:

               (a) Seller is the owner of all right, title and interest in and to each such item of Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims;

               (b) No interference actions or other judicial or adversary proceedings concerning any of such items of Intellectual Property have been initiated, and no such action or proceeding is threatened and there is no reasonable basis for any action or proceeding, which if adversely determined, would have a material adverse effect on Seller;

               (c) Seller has the right and authority to use said items of Intellectual Property in connection with the conduct of its Business in the manner presently conducted, and Seller has not received notice that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation; and

               (d) There are no outstanding, nor any threatened disputes with respect to any licenses or similar agreements or arrangements described in paragraph 1.9 of the Schedule.

          Promptly after the Closing Date, Seller shall change its name to a name that does not include the names H&O, HO Foods, Howlett Olson Egg Co., Nevada Cold Storage or any of the other trade names listed in paragraph 1.9 of the Schedule, nor any variations thereof.

          1.10 CONDITION OF INVENTORY.

               (a) Seller's inventories of refrigerated products, frozen products, products, canned products and packaged products, tableware, cleaning supplies and other non-food products which are reflected on the Latest Balance Sheet and on the latest Monthly Statement were purchased or acquired in the ordinary course of business and in a manner consistent with the regular inventory practices of Seller and, except for any obsolete inventory described in the inventory report previously delivered to Buyer and dated October 19, 1995, the value of which in the aggregate does not exceed 8% of the cost of inventory as reflected on the Closing Balance Sheet (the "Unsalable Inventory"), are new, good and merchantable, and are salable in the ordinary course of business without discount from the prices generally charged by Seller for like items. The quantities of such inventory held by Seller are reasonable and justified in the present circumstances of its Business. On the Balance Sheet Date, Seller's inventories which are reflected on the Latest Balance Sheet were priced at lower of cost (on the last-in first-out basis) or market, and were (as to classes of items inventoried and methods of accounting and pricing) determined in a manner consistent with prior years.

               (b) Seller has not acquired or disposed of any significant quantity of inventory since the Balance Sheet Date, except in the ordinary course of business and in accordance with customary past practices with respect to quantities and terms.

               (c) The inventory report previously delivered by Seller to Buyer and dated October 2, 1995 is a true, correct and complete list of all of Seller's Inventory (as defined in Section 3(b) below) on the date of such report, and the Inventory list to be delivered on the Closing Date, reflecting Seller's on-hand Inventory as of the Cut-Off Date (as defined in Section 5.3(a) below) will be a true, correct and complete listing of Seller's Inventory as of the Cut-Off Date.

               (d) On the Closing Date, the quantities of items of Inventory consisting of :

                    (i) dry products, canned products and packaged products will not exceed a six (6) month supply;

                    (ii) frozen products will not exceed a three (3) month supply;

                    (iii)   refrigerated products will not exceed a
               supply of such products, all of which Buyer will be able to sell on or prior to the expiration date of such items of Inventory; and

                    (iv)   non-food products will not exceed a twelve-
               (12) month supply, and will not include any discontinued items.

          1.11 ACCOUNTS RECEIVABLE. All of the accounts receivable reflected on the Closing Balance Sheet will constitute the valid and bona fide claims of Seller against unrelated third parties for sales, services or other charges arising in the ordinary course of the Business, free and clear of any security interests, liens or encumbrances, will not be subject to any set-off or counterclaims.

          1.12 ACCOUNTS PAYABLE. The accounts payable reflected on the Closing Balance Sheet will constitute only claims by unrelated third parties against Seller incurred in the ordinary course of Business.

          1.13 SELF-INSURANCE RESERVE. The book reserve reflected on the Latest Balance Sheet for Seller's accrued workers' compensation claims is reasonable and adequate in light of the Company's known contingent liabilities with respect to such claims, after consultation with the third party administrator of Seller's self-insurance plan, and such reserve has been determined in accordance with the internal accounting practices of the Company in a manner consistent with the self-insurance reserve for prior years.

          1.14 CONDUCT OF BUSINESS. Since the date of the Latest Balance Sheet, there has not been and, between the date of this Agreement and the Closing Date, there will not be, except as disclosed in paragraph
     1.14 of the Schedule:

               (a) Any increase in encumbrance against any real estate owned by Seller, including, without limitation, the Real Estate, or change in the condition (financial or other), properties, assets or liabilities of the Business being sold or transferred hereunder, except changes in the ordinary course of business, none of which has had or will have a material adverse effect on the Business;

               (b) Any material change in the billing or pricing methods or practices followed by Seller or any material change in depreciation or amortization policies or rates theretofore adopted;

               (c) Any sale, transfer, lease, abandonment or other disposition by Seller, other than in the ordinary course of the Business, of any inventory, supplies, vehicles, machinery, equipment or other operating properties or other assets to be sold hereunder used by Seller;

               (d) Any increase in the compensation of any employee, not in the ordinary course of Seller's business, (including any Majority Shareholder) of Seller, nor any termination of the employment of any of Seller's key employees;

               (e) Any direct or indirect distribution by Seller to any shareholder of Seller, as a dividend, redemption of stock, payments on debts or otherwise, except for

                    (i) salaries paid to Majority Shareholders in accordance with past practices;

                    (ii) payment of an amount not in excess of $1,350,000,
               representing Seller's good faith estimate of the amount by which the 1994 Threshold Amount (as defined in Section 5.1 below) will be exceeded by the Closing Date Threshold Amount (as defined in Section 5.1 below), as reflected in the Closing Balance Sheet delivered pursuant to Section 5.1 below;

               (f) Any material change in payments with respect to rental of real estate;

               (g)  Any change by Seller in its methods of accounting;

               (h) Any change by Seller in its policies for timing and recognition of allowances, rebates, concessions from vendors and similar items;

               (i) Any business interruption, damage, loss or other occurrence having a material adverse effect on the Business or the Real Estate or other assets herein provided to be sold or transferred, whether or not covered by insurance, as a result of any accident, fire, casualty, act of God or the public enemy, or any labor dispute or disturbance;

               (j) Any conduct of the Business other than in the ordinary course (or otherwise contemplated hereunder), including any deviation from past standards of quality of products and services or any reduction in efforts or funds expended by Seller to (1) repair and maintain vehicles and other equipment to be sold to Buyer, (2) replace inventories of merchandise held for sale to customers, (3) promote and sell new items and accounts, (4) purchase and maintain inventories of supplies and repair parts, and
          (5) perform all other activities required to maintain the long-term viability and quality of the Business;

               (k) Any terminations, changes or violations of any of the leases, including without limitation, the Real Estate Leases, contracts, commitments, licenses or other arrangements of the Business, except as required hereunder or as such changes or terminations occur in the ordinary course of business, none of which shall have been materially adverse;

               (l) Any new borrowing, materially increased borrowing or new contracts or commitments for the Business, except in the ordinary course of its Business for the purchase or sale of services, merchandise or supplies;

               (m) Any violations of any permits, licenses, restrictive covenants, laws or regulations materially adversely affecting the Real Estate or any of the property or assets herein provided to be sold or transferred;

               (n) Any loss or reduction of the Business from any customer or any group of customers which is, in the aggregate, material;

               (o) Any contribution (or obligation incurred to make such a contribution) by Seller to any trust or insurance contract under a pension, profit sharing or other retirement plan (including post-retirement medical coverage) maintained or previously contributed to by any of the Principals for Seller's employees, other than contributions required by law;

               (p) Any delivery of services to Seller's customers through the use of independent contractors or agents who are not employees of Seller;

               (q) Any decrease from December 31, 1994 through the Closing Date of more than 10% in the number of Seller's sales and management employees; or

               (r) Any other occurrence, event or condition which materially adversely affects the Real Estate or the Assets (as defined in Section 3 below) being sold or transferred to Buyer hereunder.

          1.15 BUSINESS RECORDS. Seller has provided Buyer and its agents with access to, and following the execution of this Agreement, Seller will continue to make available to Buyer and its agents all of the business records of Seller, including specifically but not exclusively information relating to customers, customer service agreements and purchase orders, customer invoice copies, correspondence with customers, accounts receivable and sales records showing details concerning purchases and payments by customers, payroll and commission records, personnel records, and records of purchases from, accounts payable and payments to significant suppliers.

          1.16 BUSINESS ORGANIZATION. During the period beginning on the date of the Latest Balance Sheet and continuing up to and including the Closing Date, Seller has used and will use its best efforts to preserve the Business intact; to keep available to Buyer the services of the present employees of Seller, to the extent that Buyer may desire to retain such services; and to do nothing to undermine the goodwill of those employees and the suppliers, customers and others having business relations with Seller.

          1.17 MATERIAL DOCUMENTS, DEBTS AND RESTRICTIVE CONTRACTS. Attached hereto as paragraph 1.17 of the Schedule is a true and complete list of all contracts, agreements, commitments and other documents to which Seller is a party or by which Seller, the Business or any of the assets or employees of Seller is in any way affected or bound, which require a payment to or a payment from Seller of $5,000 per year or more (collectively, the "Contracts"), including without limitation, each written obligation of Seller for the repayment of borrowed money, or obligation to which the Business or any asset of Seller is subject.

          Except as set forth in paragraph 1.17 of the Schedule:

               (a) Neither the Seller, nor any of Seller's employees nor any shareholder of Seller, is a party to any contract, license agreement or restriction, whether written or otherwise, which is unduly burdensome or which limits or restricts the scope of operation of the Business or the sale or use of Seller's properties;

               (b) Seller is not a party to any sales or sales agency agreements or arrangements binding Seller with respect to its services, products or the sale thereof that are not terminable at will or that would survive the transaction herein provided and be applicable to and binding upon Buyer;

               (c) Seller has no continuing agreements or contractual arrangements with any person or venture which would survive the transaction herein provided for and be applicable and binding upon Buyer;

               (d) Seller is not obligated under any contract or agreement for the provision of merchandise, supplies or services for the Business, which is not cancelable by Seller without penalty on no more than thirty (30) days notice; and

               (e) With respect to contracts with Seller's suppliers, no contract with any of Seller's suppliers contains any performance obligations of Seller that would affect the prices, discounts or availability of products to be sold in the Business after its purchase by Buyer and no such supplier has given Seller any written or oral notice of intent to cancel any such contract.

          Copies of all Contracts have heretofore been delivered to Buyer by Seller, are true and complete and include all amendments, supplements and modifications thereof.

          Except as set forth in paragraph 1.17 of the Schedule, (i) all of the Contracts are in full force and effect; (ii) Seller has performed all of the obligations required to be performed by it under the Contracts; (iii) neither Seller nor any of the other parties to the Contracts are in default in any respect which, under the terms of such Contracts, constitutes an event of default; (iv) there is no existing state of facts that would give rise, by the passage of time or the giving of notice, to an event of default thereunder; and (v) the Contracts are assignable to Buyer without such assignment constituting an event of default thereunder.

          1.18 LICENSES AND PERMITS. All licenses, permits, franchises, approvals and governmental authorizations (collectively the "Licenses and Permits") required for Seller and the operation of the Business are listed in paragraph 1.18 of the Schedule. Except for the Licenses and Permits, no other such licenses, permits, franchises, approvals and governmental authorizations are required for Seller or the operation of the Business. Copies of all Licenses and Permits have heretofore been delivered to Buyer by Seller. Except as set forth in paragraph 1.18 of the Schedule, (i) all Licenses and Permits are in full force and effect;
     (ii) Seller has performed all obligations required to be performed by it to date under any Licenses and Permits; (iii) Seller is not in default under any Licenses or Permits or the laws, regulations and requirements of the licensing and permit authorities; and (iv) all such Licenses and Permits will be assigned to Buyer on the Closing Date to the extent assignable.

          1.19 INSURANCE. Paragraph 1.19 of the Schedule sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller. All such policies (a) are in full force and effect and (b) provide insurance coverage for the assets and operations of Seller for all risks normally insured against by persons carrying on the same business as Seller in a manner consistent with Seller's past practices. To the best knowledge of Principals, there has been no threatened termination of, or premium increase whether retrospective or prospective with respect to any of such policies.

          1.20 LABOR AND EMPLOYMENT AGREEMENTS.  Paragraph 1.20 of the
     Schedule identifies (i) each collective bargaining agreement and other labor agreement to which Seller is a party or by which it is bound; and
     (ii) each written or material oral agreement providing an individual or employee with rights to employment, severance pay, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, vacation, sick leave, incentive pay, holiday leave, salary continuation during short absences for illness or other reasons, and any other plan, agreement, arrangement or commitment by Seller to provide benefits not previously listed to which the Seller is a party, or by which it is or may be bound (other than benefits under Welfare Plans or Retirement Plans as defined in paragraph 1.21 hereof). Seller is not, and no other party to any such agreement is, in default with respect to any term or condition thereof, nor has any event occurred which through the passage of time or the Seller's notice, or both, would constitute a default thereunder by Seller or any other party to such agreement, or would cause the acceleration of any obligation of Seller or any other party to such agreement. Seller has delivered to Buyer true and complete copies of all agreements identified in paragraph 1.20 of the Schedule. Except as set forth in paragraph 1.20 of the Schedule:

               (a) Seller has complied with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities;

               (b) Since October 1, 1995, no unfair labor practice complaint has been brought or threatened, against Seller before any federal, state or local agency, no labor strike affecting the Seller has been brought nor threatened, and no grievance has been brought nor threatened;

               (c) No organization or representation proceeding has been brought or threatened, respecting the employees of Seller, and no such proceeding has been brought within the ten (10) year period prior to the date of this Agreement;

               (d) No arbitration proceeding arising out of or under any collective bargaining agreement has been brought or threatened, no basis for any such proceeding exists which, if adversely determined, would have a material adverse effect on Seller;

               (e) All accrued obligations of Seller, whether arising by operation of law, contract or past custom for unemployment compensation benefits, pension benefits, salaries, bonuses, sick leave, severance, vacation and other forms of compensation payable to the officers, directors and/or other employees of Seller, or to trusts or other funds or to any governmental agency, in respect of the services rendered by any such individuals prior to the date hereof, have been paid or accruals therefor have been made in the Financial Statements; and

               (f) No trade union, council of trade unions, affiliated bargaining agency or employee bargaining agency has bargaining rights for any of Seller's employees pursuant to the provisions of all applicable laws, rules or regulations relating to the employment of labor.

          1.21 PENSION AND WELFARE PLANS.

               (a) WELFARE BENEFIT PLANS. Attached hereto as paragraph 1.21(a) of the Schedule is a list of each group life insurance, disability, medical, dental, severance pay and other plan which is an "employee welfare benefit plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) maintained or contributed to by Seller for its employees or former employees (each a "Welfare Plan"). Seller has not established or contributed to any trust used to fund any Welfare Plan. All payments due from Seller on account of Welfare Plans have been paid or accrued on the books of Seller and no such payment is delinquent for purposes of obtaining a timely income tax deduction or under the terms of the applicable plan or federal law.

               (b) PENSION BENEFIT PLANS. Paragraph 1.21(b) of the Schedule also lists each deferred profit sharing, deferred compensation and pension plan (including without limitations each multi-employer plan) which is an "employee pension benefit plan" (as defined in
          Section 3(2) of ERISA) maintained or contributed to by Seller for its employees or former employees (each a "Retirement Plan"). All payments due from Seller on account of Retirement Plans have been paid or accrued on the books of Seller and no such payment is delinquent for purposes of obtaining a timely income tax deduction or under the terms of the applicable plan or federal law. With respect to each Retirement Plan that is subject to the pension funding rules of Title I, Part 3 of ERISA (each a "Pension Plan"), no unfunded liability for past service exists and no accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA), whether or not waived, exists.

               Seller has no "ERISA Affiliate", which means any employer, that together with Seller, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

               No Retirement Plan has been partially or wholly terminated.

               (c) COMPLIANCE WITH ERISA AND OTHER LAWS. All of the Retirement Plans and any related trust agreements or annuity contracts (or any other funding instruments) comply (except for provisions that may be amended retroactively after the date hereof during plan years beginning in 1994, pursuant to Section 1140 of the Tax Reform Act of 1986 and similar laws, regulations and rulings) with the applicable provisions of ERISA, the Code, and all other applicable laws, rules and regulations; a favorable determination as to the qualification under the Code of each of the Retirement Plans and each trust operated thereunder, and any amendments thereto, has been made by the Internal Revenue Service and a true and complete copy of each letter stating such a favorable determination has been delivered to Seller.

               Each Welfare Plan and each Retirement Plan has been administered to date in compliance with its plan and trust provisions and the applicable requirements of ERISA, the Code and the Pension Benefit Guaranty Corporation ("PBGC"). No liability to the PBGC has been incurred by Seller on account of any termination of a Pension Plan subject to Title IV of ERISA. Seller has not withdrawn in a "complete withdrawal" or a "partial withdrawal" (as those terms are defined in Section 4201(b) of ERISA) from any Pension Plan that is a multi-employer pension plan.

               (d) PLAN DOCUMENTS AND REPORTS. Seller has delivered to Buyer true and complete copies of (i) each Welfare Plan and each Retirement Plan, including related trust agreements or annuity contracts or any other funding instruments and summary plan descriptions, as amended to date, and (ii) the most recent actuarial report (including without limitation a statement of all actuarial methods and assumptions used therein) prepared for each Pension Plan other than an "individual account plan."

               (e) BENEFIT CLAIMS. Except as may be disclosed on Schedule 1.20(e), there exist no pending, or threatened, government lawsuit, investigation or other proceeding with respect to any Welfare Plan, Retirement Plan or plan, agreement, arrangement or commitment referred to in paragraph 1.19(ii) under which Seller or any fiduciary with respect thereto is alleged to have violated any order, judgment, decree, law, rule or regulation or the rights of such participants or beneficiaries, or failed to pay any civil penalty, excise tax or benefit due any participants or beneficiary, which lawsuits, investigations or proceedings have not been barred by the lapse of time or settled, paid or otherwise satisfied as of the Balance Sheet Date, no such matter has arisen or been asserted since then, and no facts exist that could result in any liability to Seller with respect to such matters.


               (f) CONTINUATION OBLIGATIONS. Seller shall be solely responsible for satisfying any employee benefit continuation obligations Seller may have before or after the Closing Date relating to "qualifying events" (as defined in Section 603 of ERISA) occurring on or prior to the Closing Date with respect to its employees, former employees and their beneficiaries under its Welfare Plans, Sections 601 through 609 of ERISA and any applicable state law, as a result of the transactions contemplated by this Agreement or otherwise.

          1.22 TAX MATTERS.

               (a) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, personal property, real property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller.

               (b) There are no liens for Taxes upon the Real Estate or any assets of Seller.

               (c) Seller has filed by the applicable due date (including extensions thereof) all returns or documents with respect to Taxes which are required to be filed, and such returns are correct. Seller is not delinquent with respect to payment of any Taxes.

               (d) Except as set forth on the Schedule, no deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full or settled without any amounts due or owing. Except as set forth on the Schedule, there has been no tax audit or other administrative proceeding or court proceeding with regard to any Taxes nor is any such tax audit or other proceeding pending or threatened with regard to any Taxes. Seller does not expect the assessment of any additional Taxes of Seller and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of Seller that would exceed the estimated reserves established on Seller's Financial Statements.

           1.23 ENVIRONMENTAL MATTERS. Other than as set forth in that certain Environmental Site Assessment study prepared by Western Technologies, Inc. and dated September 14, 1995 (the "Phase I Environmental Study"), no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C.
      Section 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Estate, nor has any activity been undertaken on the Real Estate, that would cause or contribute to (a) the Real Estate becoming a treatment, storage or disposal facility within the meaning of, or otherwise bring the Real Estate within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Real Estate within the ambit of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Act, 33 U.S.C.
      Section 1251 et seq., or the Clean Air Act, 42 U.S.C. Section 7401 et seq., or any similar state law or local ordinance. There are no substances or conditions in or on the Real Estate that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. There are no above ground or underground tanks that have been located under, in or about the Real Estate which have been subsequently removed or filled. To the extent storage tanks exist on or under the Real Estate, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

          1.24 CUSTOMER INFORMATION.  Set forth in paragraph 1.24 of the
      Schedule is a true and complete list of the top twenty (20) customers of Seller who have generated the largest revenues for Seller during each of the last three (3) fiscal years of Seller and during the period from the Balance Sheet Date to the date hereof.

          1.25 CUSTOMER RELATIONSHIPS. With respect to the Business, except as set forth in paragraph 1.24 of the Schedule (which shall identify customer names and dollar amounts involved with respect to each exception):

               (a) Seller has received no notice (written or otherwise) from any of the customers listed in paragraph 1.24 of the Schedule or any other customer who generates revenues in excess of $500,000 per year for Seller (a "Major Customer") of its intention to cease doing business or to reduce its current business with Seller, and, to the best of Seller's knowledge, no Major Customer intends to do so;

               (b) There are no customer accounts for Major Customers which have made deposits or prepayments that remain as liabilities of Seller;

               (c) There are no Major Customers whose credit terms are more liberal than those provided under Seller's standard credit plans;

               (d) Except as disclosed on paragraph 1.25 of the Schedule, all of Seller's contracts with its Major Customers are assignable to Buyer without such assignment constituting an event of default thereunder; and

               (e) There are no customer accounts for Major Customers whose balances payable to Seller are more than thirty (30) days past due.

          1.26 NO LITIGATION. There are no claims, disputes, actions, proceedings or investigations of any nature pending (or threatened) against or involving the Principals, any of the Assets to be sold hereunder, any of the Assumed Liabilities (as defined in Section 5.2(c) below) or any of Seller's officers, directors, agents or employees of Seller, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency, or instrumentality, domestic or foreign.

          1.27 COMPLIANCE WITH LAWS. Seller has not violated or failed to comply with any statute, law, ordinance or regulation of any government or department or agency thereof in the conduct of the Business which could have a material adverse effect on the Business or the financial condition of Seller. Seller has not received notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the Business.

          1.28 PROHIBITED PAYMENTS. Seller has not entered into any understanding, agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, illegal rebates, payoffs or other forms of illegal payments have been or will be made, provided for or suffered.

          1.29 GENERAL WARRANTIES. No representation or warranty of Principals contained in this Agreement, the Schedule, any exhibit hereto or in any statement (including, but not limited to, financial statements), certificate, instrument of transfer or conveyance or other document furnished to Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

         1.30 NOTES RECEIVABLE. All of the notes receivable reflected on the Closing Balance Sheet are the valid and bona fide claims of Seller against unrelated third parties or employees for sales, services or other charges arising out of the Business, will be free and clear of any security interests, liens or encumbrances, will not be subject to any set-off or counterclaims, are not in default on the date hereof and will be fully collectible.

     2. WARRANTIES AND REPRESENTATIONS OF BUYER. To induce the making of the transaction hereinafter provided for, Buyer represents and warrants as follows:

          2.1 CORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution, delivery and performance of this Agreement by Buyer, including without limitation the purchase and payments contemplated hereby:

                (a) Have been duly and effectively authorized by the Board of Directors of Buyer; and

               (b) Do not and will not violate any provision of any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, or judgment or conflict with, or result in a breach of, or constitute a default under the Certificate of Incorporation or By-Laws of Buyer or any material agreement or instrument to which Buyer is a party or by which Buyer is bound.

          2.3 VALID AND BINDING OBLIGATION. This Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

     3. PURCHASE AND SALE OF BUSINESS AND CERTAIN ASSETS. Subject to and upon the terms and conditions hereinafter set forth (other than with respect to Seller's rights under that certain Agreement for Sale and Repurchase of Real Estate, Option Agreement dated July 10, 1995 between 70 Limited Partnership and Seller, which agreement is not being acquired by Buyer hereunder), Seller hereby agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase from Seller, the following described assets as of the Closing Date, whether or not listed on the Closing Balance Sheet (as defined in Section 5.3(a) below) (collectively, the "Assets"):

          (a)  All cash on hand, bank accounts, investments and similar assets;

          (b) All inventories of merchandise and supplies held for sale, wherever located, including without limitation, all refrigerated products, frozen products, dry products, canned products, packaged products, tableware, cleaning supplies and other non-food products, (collectively the "Inventory");

          (c) All leasehold improvements affixed to the Real Estate which are not considered part of the Real Estate, fixtures, signs, furniture, equipment, vehicles, tools, supplies, delivery equipment, warehouse equipment and computer equipment and related software wherever located;

          (d) All prepaid items, deposits, and all other similar items of Seller, including without limitation the items to be listed on Exhibit C to be attached hereto on the Closing Date;

          (e) All accounts receivable of Seller, including without limitation any accounts receivable written off by Seller prior to the Closing Date and any security held by Seller for the payment of any accounts receivable, whether such accounts arose out of Seller's Business or otherwise (the "Accounts Receivable");

          (f) All contracts and proposals for the sale or lease of Seller's Inventory and the sale of its services as described on Exhibit D to be attached hereto on the Closing Date, and all rights of Seller thereunder, including without limitation, all contracts to be assigned and customer deposits, customer sales and service agreements, work in process, unbilled services, purchase orders and proposals for services or merchandise, whether unfilled or partially filled (the "Purchased Contracts");

          (g) All of the Business as a going concern and its goodwill, including specifically the use of the names H&O Foods, Inc., HO Foods, Howlett Olson Egg Co., Nevada Cold Storage and any variations thereof;

          (h)  All rights and interests in the Intellectual Property;

               (i) All business records, personnel data, information regarding customers (active, inactive and prospective), correspondence with suppliers and customers, all lists of suppliers, all accounts receivable and payable records and all other records, documents and other information (both written and machine-readable) in Seller's possession as may be reasonably necessary to enable Buyer to see to the efficient and proper conduct and administration of the Business and assets herein being sold;

          (j) All Seller's rights necessary for the purpose of preserving and continuing existing arrangements (whether exclusive or otherwise) with the suppliers of Inventory (and any services essential to Seller's provision of services to its customers) and all rights under and pursuant to contracts with such suppliers, including any to be described on

     Exhibit E to be attached hereto on the Closing Date, for the purchase of Inventory not yet delivered and services not yet performed;

          (k) All contracts and all rights of Seller thereunder under all leases of personal property and the Real Estate Leases and maintenance and service agreements relating thereto and all purchase options thereunder (the "Purchased Leases") to be described on Exhibit F and to be attached hereto on the Closing Date;

          (l) All rights to enforce any agreement restricting the conduct of any individual currently or formerly employed by Seller (whether as employee or independent contractor), or restricting the conduct of any party from whom Principals purchased any part of the Business or other assets being sold hereunder and to be described on Exhibit G to be attached hereto on the Closing Date; and

          (m) All of the other assets, property, rights and claims owned by Seller on the Closing Date, including without limitation all assets shown on the Closing Balance Sheet.

     4. PURCHASE AND SALE OF REAL ESTATE. Subject to and upon the terms and conditions hereinafter set forth, Seller agrees to sell, transfer and convey the Real Estate to Buyer, by grant, bargain and sale deed in form satisfactory to Buyer's counsel (the "Deed"), and to deliver to Buyer, at Seller's expense a current title insurance commitment (the Title Commitment ) showing that Seller has good and marketable title to the land and buildings comprising the Real Estate and all easements, interests, license and permits used or available for use in connection therewith.

     5.   CONSIDERATION PAYABLE BY BUYER.

          5.1 PURCHASE PRICE. The consideration to be paid for the Assets (the "Purchase Price") shall be $30,755,000: (a) plus the amount, if any, by which the 1994 Threshold Amount (as defined in this Section 5.1 below) is exceeded by the Closing Date Threshold Amount (as defined in this Section 5.1 below), or (b) minus the amount, if any, by which the Closing Date Threshold Amount is exceeded by the 1994 Threshold Amount, and (c) minus the amount, if any, by which the Appraised Value (as defined in this Section 5.1 below) of the Real Estate is exceeded by the net book value of the Real Estate as of the Closing Date, and (d) plus the amount, if any, of Additional Debt (as defined below), and (e) plus the Assumed Liabilities. The sum of $30,755,000, plus the amounts represented in items 5.1(a)-(d) above is referred to herein as the "Cash Purchase Price."

          "Additional Debt" shall mean the amount, if any, by which (i) indebtedness for borrowed money of the types described in Notes 3, 4, and 5 to the Financial Statements and reflected on the Closing Balance Sheet exceeds (ii) $6,865,367 (i.e., the sum of indebtedness for borrowed money as set forth on the Latest Balance Sheet and described in Notes 3, 4, and 5 of the Financial Statements); provided, however, that Additional Debt shall not include the amount of any increases in indebtedness incurred by Seller since the Balance Sheet Date: (i) for the payment of any dividend or other distribution in respect of the capital stock of Seller, (ii) for the repayment or refinancing of any indebtedness of the type described in Note 5 to the Financial Statements or (iii) outside the ordinary course of Seller's business. Notwithstanding the foregoing, Additional Debt shall also include any increase in shareholder indebtedness arising out of insider loans to Seller from and after the Latest balance Sheet Date, the proceeds of which were used by Seller for operating activities in the ordinary course of its business.

          "1994 Threshold Amount" shall mean $7,216,715 which is determined by adding stockholders' equity on the Latest Balance Sheet to the LIFO Reserve in the amount of $43,638 as set forth in Note 2 thereto.

          "Closing Date Threshold Amount" shall mean the sum of stockholders' equity on the Closing Balance Sheet plus the LIFO Reserve in the amount of $43,638 as set forth in Note 2 to the Latest Balance Sheet. For purposes of the Closing Date Threshold Amount, the LIFO Reserve shall not be increased or decreased from an amount equal to the LIFO Reserve as set forth in Note 2 to the Latest Balance Sheet.

          "Appraised Value" shall mean an amount equal to the appraised value of the Real Property as determined by the Real Estate Appraiser pursuant to the Appraisal.

          "Appraisal"  shall mean the report of the Real Estate Appraiser.

          "Real Estate Appraiser"  shall mean Timothy R. Morse &
     Associates, or such other independent real estate appraiser mutually satisfactory to Buyer and Seller.

          5.2 PAYMENT OF PURCHASE PRICE. The Purchase Price for the Assets will be paid as follows:

               (a) $694,197.86 shall be payable in cash to Seller on the Closing Date; plus

               (b) $21,350,000 shall be payable on the Closing Date by delivery of Buyer's promissory note, in the form of Exhibit H-1 attached hereto (the "Installment Note"); plus

               (c) $5,305,000 shall be payable on the Closing Date by delivery of Buyer's promissory note, in the form of Exhibit H-2 attached hereto (the "Escrow Note"), as security for the performance of the Seller's and Majority Shareholders' respective obligations hereunder, which note shall be held by Edwards & Kolesar, Chtd., as custodian, for a period of two (2) years until disbursement pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit I (the "Escrow Agreement"); plus

               (d) Buyer shall assume on the Closing Date and thereafter pay on a timely basis the amount of Seller's debts and obligations specifically assumed by Buyer pursuant to Section 7.1 (the "Assumed Liabilities"); plus

               (e) Any remaining balance of the Cash Purchase Price shall be determined and paid pursuant to Sections 5.3 and 5.4 hereof.

          5.3  ACCOUNTING STANDARDS AND PROCEDURES; INVENTORY PROCEDURES.

                    (a) DETERMINATION OF CLOSING BALANCE SHEET. Seller shall prepare and deliver to Buyer, and shall cause at its sole expense Arthur Andersen LLP (the "Auditors"), as soon as practicable after the Closing Date, but in no event later than forty-five (45) days after the Closing Date, (i) to audit a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis reflecting Seller's assets, liabilities and stockholders equity, with a separate line item for the Unsalable Inventory, (the "Audited Closing Balance Sheet") as of midnight on October 31, 1995 (the "Cut-Off Date"); and (ii) to prepare a calculation of the Cash Purchase Price after making the adjustment set forth below (the "Adjustment") to the stockholders' equity in Seller shown on the Audited Closing Balance Sheet, which calculation shall set forth such details as Buyer may reasonably require. The Audited Closing Balance Sheet together with the schedule reflecting the Adjustments to the stockholders' equity in Seller shall collectively be the "Closing Balance Sheet," as that term is used throughout this Agreement. Buyer and Seller hereby acknowledge that any and all costs and expenses incurred in connection with the operation of the Business subsequent to the Cut-Off Date shall not be reflected on the Closing Balance Sheet.

               (b) ADJUSTMENT. The Auditors shall make the following Adjustment pursuant to Section 5.3(a)(ii) to the stockholders' equity in Seller as appearing on the Audited Closing Balance Sheet:

               The increase or decrease in the stockholders' equity attributable to the net income or loss for the period from January 1, 1995 through the Cut-Off Date shall be determined without any increase or decrease to the LIFO Reserve as set forth in Note 2 to the Latest Balance Sheet and accordingly Inventory at the beginning and end of such period shall be priced at the lower of cost (using the average cost method of inventory valuation less the amount of the LIFO Reserve) or market.

               (c)  RESOLUTION OF ACCOUNTING DISPUTES.

                    Within thirty (30) days of Buyer's receipt of the Closing Balance Sheet, Buyer shall notify Seller in writing of any items of dispute with respect to the Closing Balance Sheet.

               If any differences are not resolved by agreement of Seller and Buyer within thirty (30) days after delivery of such statement of objections, such differences shall be submitted by any affected party for resolution to an independent certified public accounting firm of national standing that is mutually acceptable to Buyer and Seller or, in the event that Seller and Buyer cannot agree as to such accounting firm, to an independent certified public accounting firm chosen by the President of the American Arbitration Association on application of Seller or Buyer. The determination of such independent accounting firm shall be set forth in a written report delivered to the parties and shall be final and binding upon all parties. Seller and Buyer shall each be responsible for one-half of the fees of any such independent accounting firm employed pursuant to this paragraph 5.3(c).

               (d) PHYSICAL INVENTORY. A physical inventory shall be commenced on a date that will permit completion on the Cut-Off Date. Such physical inventory shall be taken by Buyer and Seller and shall be recorded in duplicate books and the representatives of Seller and Buyer shall sign both copies.

               In pricing such inventory the method to be applied shall be the average cost method of inventory valuation plus freight.

               Any dispute as to the grade or value of inventory items, or as to whether such items of inventory shall be unsalable shall be determined by the representatives of Seller and Buyer who are taking the physical inventory, and such determination shall be conclusive; provided, that in making such determination those representatives shall be bound by the following guidelines:

                         (i) Food--All dry products, canned products and packaged products purchased by Seller in excess of a six
                    (6) month supply, all frozen foods purchased by Seller in excess of a three (3) month supply, and all refrigerated products purchased by Seller in excess of a supply of such products which Buyer will be able to sell on or prior to the expiration date of such items of inventory shall be deemed unsalable unless Buyer's representative in his or her sole judgment shall determine otherwise.

                         (ii) Non-Food--All non-food merchandise inventory in
                    excess of a twelve- (12) month supply shall be deemed unsalable.

                         (iii) All used merchandise inventory, inventory which
                    is in open packages, broken lots or broken patterns or which has freezer burn or deterioration, and all items which have been discontinued shall be deemed unsalable.
                    A broken lot shall mean units in number fewer than customarily sold as a lot by Seller as shown in its current catalog. Discontinued items shall mean items of merchandise inventory of which Seller or the manufacturer is no longer carrying as a current item or pattern or which Seller is not reordering for stock.

          5.4  POST-CLOSING PAYMENT BASED ON CASH PURCHASE PRICE.

                    (a) If the Cash Purchase Price exceeds $30,755,000, then the Buyer shall pay to the Seller the difference between the Cash Purchase Price $30,755,000; if the Cash Purchase Price is less than $30,755,000, then the Seller shall pay to the Buyer the difference (any such payment by Buyer or Seller, a "Payment Adjustment").

               (b)  Any payment required to be made pursuant to this
          Section 5.4 shall be made within thirty-one (31) days of the delivery to the Buyer of the Closing Balance Sheet, by wire transfer of immediately available funds to an account designated by the recipient; provided, however, that in the event Buyer disputes the Cash Purchase Price as calculated by the Seller pursuant to Section 5.3(a), then (i) in the case where the parties agree that the Cash Purchase Price either exceeds or is less than the $30,755,000, the party making the Payment Adjustment shall pay to the other party only that portion of the Payment Adjustment as to which the parties agree and shall deposit the balance of the Payment Adjustment into escrow, and (ii) in the case where Seller asserts that the Cash Purchase Price exceeds $30,755,000, and Buyer asserts that the Cash Purchase Price is less than $30,755,000, then Seller shall deposit into escrow the amount by which Buyer's asserted Cash Purchase Price is less than $30,755,000, and Buyer shall deposit into escrow an amount by which the Cash Purchase Price based on the Closing Balance Sheet exceeds $30,755,000.

               (c) All amounts deposited into escrow shall be deposited into an interest-bearing escrow account pursuant to an Escrow Agreement in substantially the form attached hereto as Exhibit J (the "Post-Closing Payment Escrow Agreement").

               (d) If the amount deposited into escrow by either party is less than the amount necessary to fully pay the amount finally determined to be due to the other party under Section 5.3(c), the party obligated to pay shall pay the amount of such shortfall to the other party within ten (10) days of final determination pursuant to Section 5.3(c) by wire transfer of immediately available funds to an account designated by the recipient.

          5.5  ACCOUNTS RECEIVABLE.

                    (a) During the first one hundred fifty (150) days following the Closing Date, Buyer will use its reasonable efforts to collect the Accounts Receivable. In the event that on or prior to the one hundred fifty (150) days after the Closing Date (the "End Date") the Accounts Receivable and any amounts owing under the Time Note in the original principal amount of $32,000 dated September 28, 1992 from Vernus T. Eller to Seller purchased by Buyer have not been paid in full, net of (a) the applicable reserve amount for uncollectible receivables set forth on the Closing Balance Sheet and (b) the amount of any Accounts Receivable which had been written off prior to the Closing Date, but then collected by Buyer between the period after the Closing Date and on or prior to the End Date (such receivables which have not been paid in full being hereinafter called "Unpaid Receivables"), Seller shall pay Buyer within thirty (30) days of the End Date an amount equal to the Unpaid Receivables, and thereafter, Buyer shall assign to the Seller the Unpaid Receivables. Buyer shall assert its right to reimbursement of such amount by offset against the principal amount of the Escrow Note .

               (b) Seller hereby acknowledges that Buyer shall have no liability for its failure to be successful in any of its collection efforts hereunder, since Buyer's sole responsibility is to use its reasonable efforts in accordance with Buyer's then existing collection policies and procedures (but excluding any obligation on the part of Buyer to threaten or initiate any judicial proceedings or process in connection with such collection efforts) to collect the Accounts Receivable only through the End Date.

               (c)  Any payments collected by Buyer pursuant to this
          Section 5.5 shall be applied to the Account Receivable designated by the account debtor with such payment and, if no such designation is made, shall be applied to such account debtor's oldest Account Receivable amount.

          5.6 METHOD OF PAYMENT OF PURCHASE PRICE. Any cash amounts due hereunder shall be payable by wire transfer of immediately available funds to an account designated by the intended recipient, or by delivery of certified or official bank checks. No amount payable hereunder shall accrue any interest except as otherwise specifically provided herein.

          5.7 ALLOCATION OF PURCHASE PRICE. The purchase price determined under this Section 5 shall be allocated among goodwill and the categories of Assets in the amounts reflected on the Closing Balance Sheet. Each party hereto agrees to report to the Internal Revenue Service such information concerning the foregoing allocation as may be required by Section 1060 of the Code.

     6. OTHER AGREEMENTS OF SELLER AND THE PRINCIPALS. Seller and the Principals, for themselves, covenant and agree as follows:

          6.1 NON-COMPETITION AGREEMENTS. On the Closing Date, Seller and Newel Howlett, Scott Howlett and Howard Brown shall execute and deliver to Buyer a Non-competition Agreement substantially in the form of Exhibit K hereto (the "Noncompetition Agreement") for a period commencing on the Closing Date and ending on the fifth anniversary thereof, and Scott Howlett and Howard Brown will execute and deliver to Buyer Employment and Non-competition Agreements substantially in the form attached hereto as Exhibit L (the "Employment Agreement").

          6.2 PHASE I ENVIRONMENTAL STUDY. Principals jointly and severally agree to pay for the Phase I Environmental Study.

          6.3  ENVIRONMENTAL REMEDIATION.

                    (a) Seller covenants and agrees at its own cost and expense, (i) to install, within 30 days after the Closing Date, a monitoring well on the Real Property as contemplated by the Phase I Environmental Study, and (ii) within 60 days after the Closing Date, to acquire and deliver to Buyer, an asbestos handling and maintenance manual, as contemplated by the Phase I Environmental Study, and (iii) prior to the Closing Date, to remove and dispose of all surface soil contamination identified in the Phase I Environmental Study.

               (b) From and after the Closing Date, Principals jointly and severally agree to pay the cost of any environmental remediation identified by the Phase I Environmental Study in an amount not to exceed $25,000; PROVIDED, HOWEVER, within 30 days of the Closing Date, Buyer, after consultation with a licensed hazardous waste disposal contractor reasonably acceptable to Seller, shall have the right to increase such amount to a figure not in excess of $50,000.

          6.4 ROOF REPAIR. From and after the Closing Date, Principals jointly and severally agree to pay all costs and expenses incurred by Buyer in connection with third-party repairs to or the entire replacement of the roof of the building located on the Real Estate
     (the "Roof") in an amount not to exceed $400,000; PROVIDED, HOWEVER, such amount shall be subject to reduction at any time prior to the first payment made by Buyer under the Installment Note upon mutual agreement of the parties (the "Repair Fund"). Upon the earlier to occur of (i) the third anniversary of the Closing Date, (ii) Buyer's replacement of the Roof or (iii) the closing of the purchase and sale of the Real Estate in connection with Buyer's sale of the Real Estate, Buyer will pay to Seller the unexpended amounts of the Repair Fund by paying the holder of the Escrow Note (not the Agent) the then outstanding balance of the Repair Fund (reduced by any reserve or other purchase price reductions required for repair or replacement of the Roof in the case of (iii) above). Buyer shall assert its right to payment hereunder by offset against the Repair Fund under the Escrow Note.

          6.5 UNSALABLE INVENTORY. One hundred fifty (150) days after the Closing Date, Seller shall pay to Buyer an amount equal to the difference between (a) the value of the Unsalable Inventory as set forth on the Closing Balance Sheet and (b) the aggregate actual sale price received by Buyer during such period for the Unsalable Inventory, after giving full effect to any and all discounts, promotional allowances and any other sales incentives granted by Buyer in connection with its sales of such items of Unsalable Inventory. Upon expiration of such period, the items of Unsalable Inventory then remaining in Buyer's possession shall automatically and without any further written evidence be deemed transferred to Seller. Buyer shall assert its right to reimbursement for the full amount owing to it under this Section 6.5 by offset against the principal amount of the Escrow Note.

          6.6 FINANCING STATEMENT MATTERS. From and after the Closing Date, Principals jointly and severally agree to obtain a UCC-2 termination statement related to that certain UCC-1 Financing Statement, filed with the Nevada Secretary of State by Adams Packing Association, Inc. ("Adams"), as document number 92-07382, as amended (the "Financing Statement"), and to pay all costs and expenses in connection therewith in an aggregate amount not to exceed $80,000 (the "UCC Fund"). Notwithstanding the foregoing, Buyer shall remit to Seller the entire amount of the UCC Fund within twenty (20) business days after the filing of a UCC-2 termination statement related to the Financing Statement. In the event no such termination statement is filed within six (6) months of the date hereof, Buyer, at its sole option, may obtain a termination statement related thereto and take all such other action as necessary in connection therewith, including without limitation, payment of the proceeds of the UCC Fund to Adams or its successors or assigns.

     7.   OTHER AGREEMENTS OF BUYER.  Buyer covenants and agrees as follows:

          7.1 ASSUMPTION OF SPECIFIED LIABILITIES. On the Closing Date, subject to the terms and conditions hereof, Buyer shall assume and agree to perform the following obligations of Seller relating to the Business from and after the Closing Date:

                (a) the accounts payable, accrued payroll, accrued liabilities and deferred officer compensation incurred by Seller in the ordinary course of its business in the amounts set forth on the Closing Balance Sheet, provided that Buyer shall not assume any of Seller's obligations with respect to workers' compensation claims, but will simply disburse funds in connection with settlement of such claims in an aggregate amount not to exceed the amount of the book reserve reflected on the Closing Balance Sheet (the "Self-Insurance Reserve") representing Seller's accrued workers compensation claims ("Worker's Compensation Claims"); and

               (b) all obligations arising after the Closing Date under the Purchased Contracts and Purchased Leases pursuant to and subject to the terms of such Purchased Contracts and Purchased Leases.

               Other than with respect to the foregoing specified liabilities, Buyer shall not assume any other obligation or liability, contingent, known or otherwise of Seller.

          7.2 EMPLOYMENT OF SELLER'S EMPLOYEES. Buyer shall be permitted by Seller to review Seller's personnel and pay records on or before the Closing Date and interview any employee of Seller it elects to interview prior to the Closing Date and after disclosure of the transactions contemplated herein to Seller's employees. Except as otherwise restricted by the terms of any collective bargaining agreements to which it is a party, Buyer will use its reasonable efforts to offer those employees, including sales employees of Seller, whom Buyer determines in its sole discretion are necessary to operate the Business a position with Buyer and a salary and benefits program determined by Buyer in its sole discretion; provided, however, that except for employing Scott Howlett and Howard Brown, Buyer shall not be required to hire any certain employees of Seller, nor shall Buyer be required to assume any compensation, fringe benefit or retirement plan heretofore provided by Seller or retain for a certain time any employees of Seller hired by Buyer.

          7.3  CONFIDENTIALITY.  The terms of the Confidentiality
     Agreement dated March 27, 1995 between Seller and Buyer shall be incorporated herein by reference (the "Confidentiality Agreement").

          7.4 EMPLOYMENT OF NEWEL HOWLETT. From and after the Closing Date, and for a period of not less than five (5) years, Buyer agrees to employ Mr. Newel Howlett ("Mr. Howlett"), and Mr. Howlett agrees to be employed by Buyer as an at-will employee in Buyer's H&O Foods Division. During the term of Mr. Howlett's employment with Buyer, Buyer will pay Mr. Howlett not less than Ten Thousand Dollars ($10,000) per annum in the manner and at the times consistent with Buyer's general policies regarding compensation of employees. Mr. Howlett shall also be entitled to participate in Buyer's health insurance plans or programs to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate.

     8. CLOSING CONDITIONS. The closing of the transaction herein provided shall be subject to the conditions precedent set forth below:

          8.1 CONDITIONS TO BUYER'S OBLIGATIONS. All obligations of Buyer under this Agreement are subject to fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions:

                    (a) Seller shall have furnished Buyer with all documentation deemed reasonably necessary by and reasonably acceptable to Buyer's counsel, reflecting that all Assets herein provided to be sold to Buyer are free and clear of any and all liens, claims and encumbrances, except as specifically permitted hereunder. Such documentation shall include (without limitation) (i) reports of searches of government records for security interests filed under the Uniform
          Commercial Code, tax liens and judgments affecting any of the property of Seller being sold hereunder, and (ii) evidence showing that Seller is not delinquent in the filing of returns or payment of any taxes (including without limitation sales, use, payroll, income and franchise taxes) due and payable on or before the Closing Date.

               (b) Buyer shall have been permitted to assume Seller's supply and/or distribution agreements, as needed and appropriate to continue the Business, or shall have entered into similar agreements with the same parties.

               (c) All applicable filing and waiting periods under HSR shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement and no such action is in fact contemplated or reasonably foreseeable.

               (d) The representations and warranties of Principals contained in this Agreement, the Schedule or in any exhibit, certificate or other document delivered hereunder or otherwise in connection with the transaction contemplated hereby, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date and Buyer shall have received a certificate from Principals dated the Closing Date and signed by the President of Seller to that effect.

               (e) Principals shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by each of them prior to, on or as of the Closing Date and Buyer shall have received a certificate from Principals dated the Closing Date and signed by the President of Seller to that effect.

               (f) Principals shall have furnished to Buyer certificates reasonably acceptable in form and substance to Buyer's counsel, reflecting the authorization of the Board of Directors of Seller to enter into this transaction and execute this Agreement, and the consent thereto by each Shareholder, as the holders of all of the outstanding stock of Seller.

               (g) Buyer will have received an opinion of counsel to Seller dated the Closing Date, in form and substance satisfactory to counsel for Buyer, containing the statements set forth in Exhibit M.

               (h) Buyer and its representatives shall have been given reasonable access to the books and records, premises, lessors, personnel, suppliers and Major Customers of Seller for the purpose of conducting a due diligence examination of Seller and its assets, business and employees and Buyer shall be satisfied in its sole discretion with the results of such due diligence examination.

               (i) Buyer shall have been given reasonable opportunity to review all of Seller's supply arrangements and existing commitments for merchandise, and all orders and contracts for the sale of Inventory and services to customers, and the information regarding such arrangements, commitments, orders and contracts shall in all respects be fully consistent with the presentation thereof as set forth herein and in the Schedule.

               (j) Seller, Howlett, Scott Howlett, Howard Brown and shall have executed and delivered the Non-competition
          Agreements.

               (k) Scott Howlett and Howard Brown shall have executed the Employment Agreements.

               (l) Buyer shall have received the Title Commitment, the Deed and any other items reasonably requested in connection with the transfer of Real Estate.

               (m) Buyer shall have received the appraisal of the Real Estate by the Real Estate Appraiser and such Appraisal shall be satisfactory to Buyer in its sole discretion.

               (n) Buyer shall have received the Phase I Environmental Audit, such report shall be satisfactory to Buyer in its sole discretion and Buyer shall be satisfied that no remedial work is required or shall have reached agreement with Seller with respect to performance of and payment for any remedial work required by the Phase I Environmental Audit.

               (o) Buyer shall have received the report of a structural engineer (engaged by Buyer at its sole expense) regarding the buildings located on the Real Estate and such report shall be satisfactory to Buyer in its sole discretion.

               (p) No more than fifteen percent (15%) of Seller's sales employees and no more then two (2) of Seller's management employees shall have either terminated their employment with Seller prior to the Closing Date or refused to accept employment with Buyer, in the event such employment is offered to them.

               (q) Between the date of the Latest Balance Sheet and the Closing Date, there will not have been any (i) increase in encumbrances against the Real Estate or (ii) change in the condition (financial or other), properties, assets, liabilities or prospects of Seller, except changes in the ordinary course of business, none of which has had a material adverse effect on the Business.

               (r) No claim, action, suit or proceeding shall be pending or threatened against Seller, the Real Estate, or Buyer which, if adversely determined, would prevent or hinder the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such transaction and action.

               (s) All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by Maslon Edelman Borman & Brand, a Professional Limited
          Liability Partnership, as counsel for Buyer.

               (t) The written consents of any third parties necessary to consummate the transaction contemplated by this Agreement shall have been obtained and delivered to Buyer.

               (u) A letter from Western Technologies, Inc., certifying satisfaction of Buyer's obligation under Section 6.3(a)(iii).

          The foregoing conditions are to be solely for the benefit of and protection of Buyer, and any one or more of them may be waived by Buyer in whole or in part at Buyer's option.

          8.2 CONDITIONS TO OBLIGATIONS OF SELLER AND MAJORITY SHAREHOLDERS. All obligations of Seller and Majority Shareholders under this Agreement are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions:

               (a) The representations and warranties of Buyer contained in this Agreement or in any list, certificate or document delivered by Buyer to Seller pursuant to the provisions hereof shall be true at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of such date.

               (b) Buyer shall have paid the sums and taken the other actions required by Section 5.2, and complied with all other agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

               (c) Counsel for Buyer shall have delivered to Seller a written opinion, dated the Closing Date containing the statements set forth in Exhibit N.

               (d) No claim, action, suit or proceeding shall be pending or threatened against Buyer which, if adversely determined, would prevent or hinder the consummation of the transaction and other actions contemplated hereby or result in the payment of substantial damages as a result of such transaction and actions.

               (e) All applicable filing and waiting periods under HSR shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement.

               (f) Buyer shall have executed and delivered the Employment Agreements.

               (g)  Buyer shall have furnished to Seller
          certificates reasonably acceptable in form and substance to Seller's counsel, reflecting the authorization of the Board of Directors of Buyer to enter into this transaction and execute this Agreement.

          The foregoing conditions are solely for the benefit and protection of Seller and any one or more of them may be waived by Seller, in whole or in part at Seller's sole option.

      9. PUBLICITY. Each of the parties hereto agrees that, except as otherwise required by law, all press releases and other announcements, whether written or oral, to be made by any of them with respect to the transaction contemplated hereby, shall be subject to mutual agreement prior to the dissemination thereof.

     10.  EXPENSES AND BROKERS.

          10.1 EXPENSES. Seller, each Shareholder and Buyer acknowledge and agree that the expenses in connection with this transaction shall be borne as follows:

               (a)  Except with respect to the cost of the
          Appraisal which shall be paid one-half by Buyer and one-half by Seller, each of the parties hereto will bear and pay his, her or its own expenses incurred in connection with the transaction contemplated herein, whether incurred prior to or after the date hereof; including without limitation all accounting, legal, broker, investment banking and appraisal fees, whether or not the transaction contemplated herein is completed by the parties.

               (b) Seller shall pay (i) any fees or other charges charged by Seller's creditors or other third parties in connection with Buyer's assumption of the Assumed Liabilities and the release of any security interests and guaranties granted by Principals to such creditors in connection with such debts and (ii) all transfer, sale or other taxes arising as a result of Seller's transfer of the Assets and Real Estate to Buyer.

               (c) Buyer shall pay all fees required to be paid in connection with all filings under HSR.

          10.2 BROKERS. Majority Shareholders jointly and severally represent that none of them has, and Seller and Buyer each respectively hereby represents that it has not, engaged or employed any brokers, finders, or consultants in connection with this Agreement and the transactions herein contained. Majority Shareholders and Seller shall hold Buyer and Buyer shall hold Majority Shareholders and Seller harmless against any and all claims or liabilities asserted by or due to any such person upon the basis of an engagement by any of the Majority Shareholders and Seller on the one hand or Buyer, on the other hand.

     11. CLOSING. The closing of the sale contemplated by this Agreement shall take place at 9:00 a.m. on November 1, 1995, at the offices of Edwards & Kolesar, Chtd., or at such other time and place as may be mutually agreed upon by the parties hereto. The date and time at which the closing takes place are referred to elsewhere in this Agreement as the "Closing Date". The closing, if completed, shall be effective for purposes of allocation of revenue and expenses of Seller, as of the Cut-Off Date.

     At said closing, Buyer shall deliver to Principals the funds, and any other items required hereunder to be delivered on the Closing Date. Contemporaneously therewith, the Principals shall deliver possession of, assign, convey and transfer marketable title to Buyer of all of the Assets to be acquired by Buyer hereunder and shall execute and deliver to Buyer the Non-competition Agreements and Employment Agreements, the Deed, and such assignments, deeds, bills of sale and other instruments as may be appropriate or necessary to transfer marketable title to the Assets being purchased by Buyer hereunder. The form of all instruments of transfer shall be subject to approval by counsel for Buyer. Seller and Majority Shareholders agree that, upon and after the Closing Date, they shall cooperate in good faith to carry out such transfer of Assets and shall execute and deliver such further instruments as may be reasonably necessary to complete such transfer all at the expense of Seller and promptly upon Buyer's request.

     12.  TERMINATION OF AGREEMENT AND REMEDIES.

          12.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing
     Date:

               (a) by the Seller or the Buyer if the Closing Date has not occurred by December 15, 1995; provided that if the delay is caused by the act or omission of a particular party, or if such party is, at the time it wishes to terminate this

          Agreement, in breach of any of its terms, such party shall not have the right to terminate hereunder; or

               (b)  by mutual consent of Buyer and Seller; or

               (c) by Buyer or Seller if there has been a material misrepresentation or breach of the representations and warranties of the other party set forth herein (or in any schedule, exhibit or certificate delivered pursuant hereto by such party); or

               (d) by Buyer or Seller if the transactions contemplated by this Agreement have become impracticable by reason of the institution or threat by state, local or federal government authorities, or by any other person, of material litigation or proceedings against Buyer, Principals or the Assets to be sold or transferred hereunder.

          12.2 RESCISSION. In the event this Agreement shall be terminated pursuant to Section 12.1 without a material default, material misrepresentation or breach of warranty by any party, or because of the failure to satisfy any of the conditions specified in Section 8 for reasons other than a material breach of any party, then all further obligations of Buyer and Principals under this Agreement shall terminate without further liability of Buyer or Principals.

          12.3 ARBITRATION. Any dispute between Principals and Buyer under this Agreement shall be resolved by informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Minneapolis, Minnesota) and the arbitration shall be conducted in that same location under the rules of said Association.

          Principals and Buyer shall each be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator.
      The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination, and shall furnish to each party a signed copy of such determination. Notwithstanding the foregoing, Buyer shall not be required to seek arbitration regarding any breach of the Non-competition Agreements or Employment Agreements.

          12.4 REMEDIES. It is understood that, in the event of Buyer's breach of its respective agreements to purchase as herein provided and, in the event of Principals' breach of their agreements to sell as herein provided or Principals' failure to perform the covenants set forth in this Agreement or delivered hereunder, the measure of damages at law to the affected party will be difficult to ascertain and the remedy at law may be inadequate. Accordingly, it is specifically agreed that both Buyer and Principals, as the case may be, shall be entitled to the remedy of specific performance to enforce the terms and conditions of this Agreement.

          12.5 LITIGATION EXPENSE. If any party (including Principals as one party) hereto is made or shall become a party to any litigation (including arbitration) commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party's obligations hereunder, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys' fees to be fixed by the court, with interest thereon from the date of judgment at the maximum rate permitted by law.

     13.  INDEMNIFICATION OF BUYER.

          13.1 GENERALLY. Except as herein otherwise expressly provided with respect to Assumed Liabilities, Buyer is not assuming any of the liabilities, obligations, contracts or commitments of the Principals. The Principals each hereby agree, jointly and severally, to defend, indemnify and hold harmless Buyer from, against and in respect of:

               (a) Any and all losses, damages or deficiencies (whether as a result of a direct claim by Buyer against Principals, a third party claim against Buyer or otherwise) resulting to Buyer from any and all breaches of representations, warranties, covenants or other terms of this Agreement by any of the Principals made or contained in (i) this Agreement or (ii) in any certification, list, document, exhibit or schedule delivered to Buyer under or in connection with this Agreement or the transactions contemplated herein;

               (b) All losses, costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Seller's operation of the Business and Assets and Real Estate sold hereunder, in each case, prior to the Closing Date, except with respect to the Assumed Liabilities described in Section 7.1(a); and

               (c) All costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of paragraphs (a) and (b) of this Section 13, regardless of the merit thereof, including Buyer's reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Buyer's enforcement of said rights of defense and indemnity).

          13.2 PROCEDURE.

                    (a) If any action, suit or proceeding shall be commenced against Buyer or any claim, demand or assessment be asserted against Buyer in respect of which Buyer proposes to demand defense and indemnification, Seller shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at the expense of Principals, employment of counsel reasonably satisfactory to Buyer, and, in connection therewith, Buyer shall cooperate fully to make available to Seller all pertinent information under its control. If Seller does not promptly notify Buyer that Principals will assume the entire control of such defense, Principals shall jointly and severally thereafter reimburse Buyer for all of Buyer's expenses (as described herein) for such defense, as and when they are incurred; and

               (b) In the event that (i) Buyer makes any claim against any of the Principals under the foregoing indemnification provisions (or any others provided herein) and such claim is not paid or otherwise satisfied within thirty (30) days, or (ii) Principals shall fail to pay any of Seller's creditors (except for Assumed Liabilities) and such unpaid creditor shall assert a claim for payment therefor against Buyer or any assets sold or transferred hereunder, Buyer shall notify Seller as provided above and may assert its right to reimbursement of such amount by offset against the principal amount of the Escrow Note or, prior to its stated maturity, the Installment Note.

     14.  INDEMNIFICATION OF SELLER.

          14.1 GENERALLY. Buyer hereby agrees to defend, indemnify and hold Principals harmless from, against and in respect of:

               (a) Any and all losses, damages or deficiencies (whether as a result of a direct claim by Seller against Buyer, a third party claim against Seller or otherwise) resulting to Principals from any and all breaches of representations, warranties, covenants or other terms of this Agreement by Buyer made or contained in (i) this Agreement or (ii) in any certification, list, document or exhibit delivered to Seller by Buyer under or in connection with this Agreement or the transactions contemplated herein;

               (b) All costs, damages, liabilities, obligations and reasonable expenses related to or arising out of Buyer's operation of the Business and assets sold hereunder on or after the Closing Date; and

               (c) All costs and expenses incident to any and all actions, suits, proceedings, claims, demands, assessments or judgments in respect of paragraphs (a) and (b) of this Section 14, regardless of the merit thereof, including Principals' reasonable legal and accounting fees and expenses (whether incident to the foregoing or to Principals' enforcement of said rights of defense and indemnity);

          14.2 PROCEDURE. If any such action, suit or proceeding shall be commenced against the Principals or any such claim, demand or assessment be asserted against the Principals in respect of which the Principals propose to demand defense and indemnification, Buyer shall be notified to that effect with reasonable promptness and shall have the right, but not the obligation, to assume the entire control of the defense, compromise or settlement thereof, including, at its own expense, employment of counsel satisfactory to Seller and, in connection therewith, Principals shall cooperate fully to make available to Buyer all pertinent information under their control. If Buyer does not promptly notify Seller that Buyer will assume the entire control of such defense, Buyer shall thereafter reimburse Principals for all of their expenses (as described herein) for such defense, as and when they are incurred.

     15. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All covenants, representations and warranties herein made shall survive the closing hereunder until the second anniversary of the Closing Date; except with respect to claims specifically raised by the aggrieved party or parties in one or more written notices given to the allegedly offending party or parties prior to the second anniversary of the Closing Date, and such claims may continue to be asserted by the aggrieved party or parties after that date, provided that claims based on (i) fraud or intentional misrepresentation, (ii) breach of the representations and covenants set forth in Sections 1.20, 1.22, 1.30, 6.3 and 6.4, and (iii) Workers Compensation Claims may be brought at any time prior to or after the second anniversary of the Closing Date.

     16. INDEMNIFICATION THRESHOLD. Neither Principals on the one hand, nor Buyer on the other hand, shall be obligated to indemnify the other hereunder unless and until the aggregate amount of all losses, damages, costs, expenses and deficiencies incurred by the aggrieved party (including Principals as one party) reaches $25,000 (the "Threshold Amount"), at which time the offending party or parties shall be liable in full thereafter for all losses, damages, costs, expenses and deficiencies, provided, however, that there shall be no Threshold Amount with respect to (i) any Workers Compensation Claims, such that Principals shall be liable for all losses, damages, costs, expenses and deficiencies with respect to any claim in excess of the Self-Insurance
Reserve, (ii) Seller's disclosed contingent obligations under Section 1.5,
(iii) Seller's obligations under Section 5.5 and Principal's obligations under Sections 6.3 and 6.4, (iv) any losses, damages, costs, expenses or deficiencies arising out of (A) any claim under the federal Fair Wage and Hour Act and any comparable state or local laws and any claim by the U.S. Department of Labor or any comparable state or local agency related to Seller's conduct of the Business prior to the Closing Date, (B) any breach of Seller's representation in Section 1.30 hereof, and (C) Seller's disclosures relating to software licenses under Section 1.9 hereof, and (v) claims based on fraud or intentional misrepresentation, and (vi) penalties or fees arising out of or in connection with any failure by Seller prior to the Closing Date to qualify as a foreign corporation in any jurisdiction in which the nature of its business required such qualification.

     17. NOTICES. Any notices given under this Agreement shall be in writing and sent to the respective party at such party's address set forth below:

               To Buyer:           Rykoff-Sexton, Inc.
                                   1050 Warrenville Road
                                   Lisle, IL 60532-5201
                                   Attention:  Mark Van Stekelenburg
               With a copy to:     Neil I. Sell, Esq.
                                   Maslon Edelman Borman & Brand,
                                   a Professional Limited Liability Partnership
                                   3300 Norwest Center
                                   90 South Seventh Street
                                   Minneapolis, Minnesota  55402
                                   (612) 672-8200


               To Principals:      Mr. Scott Howlett
                                   41 North Mojave Road
                                   Las Vegas, Nevada 89101

               With a copy to:     Edwards & Kolesar, Chtd.
                                   PriMerit Bank Center
                                   3320 West Sahara Avenue, Suite 380
                                   Las Vegas, Nevada 89102
                                   Attention: George Morse, Esq.

     Any party named above may change such party's address by notice given hereunder. Any notice shall be deemed to have been duly given when personally delivered, whether by hand, air courier or by facsimile confirmed by receiving party or five (5) days after being mailed by prepaid certified mail.

     18. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and bind the parties hereto, and their respective heirs, personal representatives, legatees, successors and assigns, as the case may be.

     20. MISCELLANEOUS. For the convenience of the parties and to facilitate the execution of this Agreement, any number of counterparts hereof may be executed and each such executed counterpart shall be deemed to be an original instrument.

     The headings of Sections and paragraphs hereunder are for convenience and reference only, and shall not be deemed a part of this Agreement.

     No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     This Agreement (which includes the Schedule and Exhibits) sets forth the parties' final and entire agreement with respect to its subject matter and supersedes any and all prior understandings and agreements, provided, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. This Agreement shall not be modified or amended in any fashion except by an instrument in writing signed by the parties hereto.

     This Agreement is not intended to confer upon any person other than the parties hereto any benefits, rights or remedies hereunder.

     If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable, and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

     This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within such state.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           H&O FOODS, INC.


                           /s/ Scott Howlett
                           ----------------------------------------------------
                           By:  Scott Howlett
                           Its: President and Chief Executive Officer

                                                 "SELLER"


                           /s/ Newel Howlett
                           ----------------------------------------------------
                           Newel Howlett, individually and as co-trustee of The Howlett Family Trust


                           /s/ Iva Marie Howlett
                           ----------------------------------------------------
                           Iva Marie Howlett, individually and as co-
                           trustee of The Howlett Family Trust


                           /s/ Scott Howlett
                           ----------------------------------------------------
                           Scott Howlett, individually and as co-trustee of the Scott and Carol Howlett Family Trust


                           /s/ Carol Howlett
                           ----------------------------------------------------
                           Carol Howlett, individually and as co-trustee of the Scott and Carol Howlett Family Trust


                           /s/ Robert Howlett
                           ----------------------------------------------------
                           Robert Howlett


                           /s/ Marie Schepps
                           ----------------------------------------------------
                           Marie Schepps


                           /s/ Jeffrey Schepps
                           ----------------------------------------------------
                           Jeffrey Schepps

                           /s/ Karla H. Cox
                           ----------------------------------------------------
                           Karla H. Cox, individually and as co-trustee of
                           the Chet and Karla H. Cox Family Trust


                           /s/ Chet Cox
                           ----------------------------------------------------
                           Chet Cox, individually and as co-trustee of the Chet and Karla H. Cox Family Trust


                           /s/ David R. Bull
                           ----------------------------------------------------
                           David R. Bull, individually and as co-trustee of The David R. Bull and Susan S. Bull Family Trust


                           /s/ Howard L. Brown
                           ----------------------------------------------------
                           Howard L. Brown


                           "MAJORITY SHAREHOLDERS"

                                          RYKOFF-SEXTON, INC.


                           By:  /s/ Harold E. Feather
                           ----------------------------------------------------
                           Its: Executive Vice President

                                                "BUYER"



41976-1

                                   SCHEDULE 1
                                       TO
                           ASSET PURCHASE AGREEMENT

                             MAJORITY SHAREHOLDERS


1.   Newel Howlett, individually and as co-trustee of The Howlett Family Trust
2.   Iva Howlett, individually and as co-trustee of The Howlett Family Trust
3. Scott Howlett, individually and as co-trustee of the Scott and Carol Howlett Family Trust
4. Carol Howlett, individually and as co-trustee of the Scott and Carol Howlett Family Trust
5.   Robert Howlett
6.   Marie Schepps
7.   Jeff Schepps
8. Karla Cox, individually and as co-trustee of the Chet and Karla H. Cox Family Trust
9. Chet Cox, individually and as co-trustee of the Chet and Karla H. Cox Family Trust
10. David R. Bull, individually and as co-trustee of The David R. Bull and Susan S. Bull Family Trust
11.  Howard L. Brown

                                     -43-